UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

Registration Statement Under

THE SECURITIES ACT OF 1933

vetanova, INC.

(Exact name of registrant as specified in charter)

Nevada	0182
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)

85-1736272	335 A Josephine St. Denver, CO 80206
(IRS Employer I.D. Number)	(Address, including zip code, and telephone number including area of principal executive offices)

John McKowen

335 A Josephine St.

Denver, Colorado 80206

(303) 248-6883

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart

1624 Washington Street

Denver, Colorado 80203

(303) 839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

CALCULATION OF REGISTRATION FEE

		Maximum	Proposed
	Amount to	Offering	Maximum	Amount of
Title of each Class	be	Price per	Aggregate	Registration
of Securities to be Registered	Registered (1)	Share (3)	Offer Price	Fee
Common Stock	37,888,421	$0.16	$6,062,148
Warrants	37,888,421	$0.01	378,884
Shares Issuable upon exercise of Warrants	37,888,421	$0.20	7,577,683
Shares to be sold by Selling Shareholders	105,709,016	$0.16	16,913,443
			$30,932,158	$3,375

(1)	Represents shares and warrants to be issued to the holders of Preferred Membership interests in VetaNova Solar Partners, LLC.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

PROSPECTUS

VETANOVA, INC.

Common Stock and Warrants

By means of this prospectus the Company is offering 7.5 shares of its common stock and 7.5 warrants for each Preferred Membership interest in VetaNova Solar Partners, LLC. Each warrant entitles the holder to purchase one share of the Company’s common stock at price of $0.20 per share at any time on or before September 20, 2022. The Company would issue 37,788,421 shares of common stock and 37,788,421 warrants if all Preferred Membership interests are exchanged for shares of the Company’s common stock and warrants.

The Registration Statement, of which this Prospectus forms a part, is registering the shares and warrants which may be issued to the members of VetaNova Solar Partners, as well as the shares issuable upon the exercise of the warrants.

The Registration Statement, of which this Prospectus forms a part, is also registering shares which may be sold by certain shareholders of the Company.

Our common stock is traded in the over-the-counter market under the symbol “VTNA”. As of July 26, 2021 the closing price of our common stock was $0.16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 5 of this Prospectus.

This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Prospectus is ______, 2021.

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FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend,” “expect” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, without limitation, the statements regarding our strategy, future plans for development and production, future expenses and costs, future liquidity and capital resources, and future dividends. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties and there can be no assurance that such statements will prove to be accurate. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Risk Factors section of this prospectus.

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PROSPECTUS SUMMARY

Overview

We have a development stage company that plans to build and operate solar powered, state of the art, greenhouse facilities which will grow fruits and vegetables for distribution to local markets across the United States. We have entered into agreements to acquire approximately 157 acres in southern Colorado (“Avondale Complex”), which will be our first development project. As of the date of this Prospectus, we were not operating any solar powered greenhouses.

Our principal executive offices are located at 335 A Josephine St. Denver, Colorado 80206 and our telephone number is (303) 248-6883.

The Offering

By means of this prospectus we are offering 7.5 shares of our common stock and 7.5 warrants for each Preferred Membership interest in VetaNova Solar Partners, LLC. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.20 per share at any time on or before December 31, 2022. We would issue 37,888,421 shares of common stock and 37,888,421 warrants if all Preferred Membership interests are exchanged for shares of our common stock and warrants.

Shares Outstanding: 353,724,144

Shares Outstanding after Offering: 499,748,134 (1)

(1) assumes

●	all Preferred Membership Interests in VetaNova Solar Partners are exchanged for shares of our common stock and warrants, and

●	all warrants issued by the Company pursuant to the Company’s private placement (55,612,900) and warrants issued to two unrelated third parties (14,634,288) are exercised.

By means of this prospectus we are also registering shares which may be sold by certain shareholders of the Company.

Risk Factors: The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” section of this prospectus for additional Risk Factors.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act.” An Emerging Growth Company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement for quarterly and annual reports filed with the U.S. Securities and Exchange Commission (“SEC”) to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

●	reduced disclosure concerning executive compensation arrangements;

●	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

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We have utilized some of these exemptions in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company utilize the extended transition period provided in Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which annual gross revenue equals or exceeds $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

RISK FACTORS

The price of our common stock may be materially affected by a number of risk factors, including those summarized below:

The Company has no operating history with respect to its new business and may never be profitable.

Since the Company only recently began its new business, it is difficult for potential investors to evaluate the Company’s future prospects. The Company will need to raise enough capital to be able to fund its operations. There can be no assurance that the Company will be profitable or that the Company’s securities will have any value.

Any forecasts the Company makes concerning its operations may prove to be inaccurate. The Company’s prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development.

The Company needs capital to implement its business plan.

The Company needs additional capital in order to operate. The Company will not receive any capital from this offering and as a result, will need to raise the capital it needs in future offerings of its securities, proceeds from the exercise of the Company’s warrants, the sale and lease back of the Company’s greenhouse/ warehouse facilities or borrowings from private lenders. The Company does not know what the terms of any future capital raising may be, but any future sale of the Company’s equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common. The failure of the Company to obtain the capital which it requires may result in the slower implementation of the Company’s business plan.

Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

We will use subcontractors to construct our greenhouse/ warehouse facilities. Accordingly, the timing and quality of our installations will depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors, we do not have any contractual commitments with any subcontractors, and we can provide no assurance that skilled subcontractors will be available at reasonable rates. The inability to contract with skilled subcontractors at reasonable rates on a timely basis could have a material adverse effect on our business.

We may discover that our subcontractors have engaged in improper construction practices or have installed defective materials. When we discover these issues, we will use other subcontractors to make repairs as required by law. The costs of repairs in these instances may be significant and we may be unable to recover the costs of repairs from subcontractors, suppliers and insurers, which could have a material impact on our business. We may also suffer damage to our reputation from the actions of subcontractors, which are beyond our control.

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Potential competitors could duplicate our business model.

There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names at this time. As a result, potential competitors could duplicate our business model with little effort.

The Company may not be able to effectively manage its growth, which would impair our results of operations.

The Company intends to expand the scope of its operating activities significantly. If the Company is successful in executing its business plan, it will experience business growth that could place a significant strain on operations, finances, management, and other resources.

The ability to effectively manage growth may require the Company to substantially expand the capabilities of administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the Company will be successful in recruiting and retaining new employees or retaining existing employees.

The Company cannot provide assurances that management will be able to manage this growth effectively. The failure to successfully manage growth could materially adversely affect its business, financial condition or results of operations.

The Company is dependent on its management and the loss of any of its officers could harm the Company’s business.

The Company’s future success depends largely upon the experience, skill, and contacts of the Company’s officers. The loss of the services to these officers may have a material adverse effect upon the Company’s business.

Our sole officer and director controls the voting of approximately 41% of our common stock.

John R. McKowen, our only officer and director, owns 88,107,690 shares of our common stock and controls the voting of 56,052,837 shares of common stock owned by VitaNova Partners, LLC (“VitaNova”). As a result, Mr. McKowen is able to exert a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment to our articles of incorporation and approval of mergers and other transactions requiring stockholder approval.

We may face business disruption and related risks from the recent pandemic of the novel coronavirus 2019 (COVID-19) which could have a material adverse effect on our business.

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. The spread of SARS CoV-2 from China to other countries has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020. International stock markets reflect the uncertainty associated with the slow-down in the economy. The reduced levels of international travel experienced since the beginning of January and the significant declines in the Dow Industrial Average were largely attributed to the effects of COVID-19. We are still assessing the impact COVID-19 may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-019 or its consequences, including downturns in business sentiment generally or in our sector in particular. The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

As of the date of this prospectus there was virtually no public market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

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Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock.

Trades of the Company’s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

You may have difficulty depositing your shares with a broker or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

●	are considered penny stocks or

●	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

We are an Emerging Growth Company, subject to less stringent reporting and regulatory requirements of other publicly held companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an Emerging Growth Company as defined in the JOBS Act. As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

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MARKET FOR OUR COMMON STOCK

Our common stock is quoted on over-the-counter market. The following table sets forth, for the periods indicated, the high and low closing sales price of our common stock as provided by OTC Markets Group Inc. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

Quarter Ended	High	Low

June 30, 2021	$$0.70	$0.07
March 31, 2021	0.08	0.008
December 31, 2020	0.30	0.0001

September 30, 2020	0.31	0.11
June 30, 2020	0.15	0.12
March 31, 2020	0.58	0.12

December 31, 2019	0.58	0.10
September 30, 2019	0.60	0.30
June 30, 2019	0.67	0.31
March 31, 2019	0.99	0.65

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. The Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

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Management’s Discussion and Analysis

of Financial Condition and Results of Operation

Results of Operations

Year Ended December 31, 2020

During the year ended December 31, 2019 we did not generate any revenue. During the year ended December 31, 2020, we recognized revenues from sub-leasing operations of $13,125. For the twelve months ended December 31, 2020, we recognized a direct cost of revenue of $13,125.

During the year ended December 31, 2020, expenses from operations were $297,519 compared to $4,515 for the year ended December 31, 2019. The increase in expenses was primarily due to higher general and administrative expenses resulting from the efforts to prepare us to become a fully reporting company with the SEC.

Three Months Ended March 31, 2021

During the three months ended March 31, 2021 and 2020 we did not generate any revenue.

During the three months ended March 31, 2021, expenses from operations were $192,804 compared to $0.00 for the three months ended March 31, 2020. The increase in expenses was primarily due to higher general and administrative expenses resulting from the efforts to prepare us to become a fully reporting company with the SEC.

Liquidity and Capital Resources

We had no cash flows during the year ended December 31, 2019.

We had no cash flows during the three months ended March 31, 2020.

During the year ended December 31, 2020 we received $351,091 from the sale of our common stock and warrants.

During the three months ended March 31, 2021 we received $205,036 from the sale of our common stock and warrants.

On August 17, 2020, VitaNova agreed to provide us with a $1,000,000 line of credit. Amounts drawn on the line of credit bear interest at 6% per year. We have not drawn on this line of credit as of the date of this prospectus.

Capital Requirements

Our estimated capital requirements for the twelve month period following the date of this prospectus are:

●	General and administrative expenses	$2,100,000
●	Retrofit/ construction of greenhouses and warehouses	$14,750,000	(1)
●	Acquisition of solar systems to power greenhouses	$3,375,000

(1) Represents the costs to retrofit an existing greenhouse and warehouse and construct two new warehouse/ greenhouse facilities on the land we plan to acquire in southern Colorado. See the “Business” section of this prospectus for information concerning our plans to pay these costs.

Significant Accounting Policies

See Note 2 to the March 31, 2021 Financial Statements included as part of this prospectus for a discussion of our significant accounting policies.

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BUSINESS

The Company intends to have two streams of revenue. One is from the development, construction, and sale leaseback of solar powered greenhouse facilities. The other from the growing fruits and vegetables for sale to local markets.

On May 26, 2021 the Company acquired 29% of the issued and outstanding shares of GrowCo, Inc. GrowCo’s only asset is approximately 39 acres of land in southeastern Colorado.

After the date of this prospectus the Company plans to acquire:

●	GrowCo Partners 1, LLC, which owns approximately 39 acres of land
●	approximately 78 acres of land from GrowCo Partners 2, LLC, and
●	approximately 39 acres of land from GrowCo, Inc.

for 95,000,000 shares of the Company’s common stock. The 156 acres are located in southeastern Colorado.

There is one fully completed 90,000 sq. ft. greenhouse, and one adjoining fully completed 15,000 sq. ft. warehouse on the land to be purchased by the Company. The greenhouse/ warehouse facilities, once purchased, retrofitted and/or constructed, will be used by the Company to grow farm fresh fruits and vegetables for delivery to local food markets. The completed greenhouse and warehouse have not been in operation since 2020.

On the land in southern Colorado the Company plans to:

1.	retrofit the existing greenhouse and warehouse so that the equipment in the greenhouse and warehouse will run on solar power as opposed to propane. (Estimated cost: $750,000. Estimated time to complete: six months). Acquire solar system to power the greenhouse/ warehouse (Estimated cost: $1,125,000)

2.	construct one new 90,000 sq. ft. greenhouse and one new 15,000 sq. ft. warehouse (Estimated cost: $4,500,000. Estimated time to complete: twelve months). Acquire solar system to power the greenhouse/ warehouse (Estimated cost: $1,125,000)

3.	construct three new 180,000 sq. ft. greenhouses and three new 30,000 sq. ft. warehouses (Estimated cost: $27,000,000. Estimated time to complete: 36 months). Acquire solar systems to power the greenhouses and warehouses (Estimated cost: $3,375,000).

The greenhouse/ warehouse facilities will be solar powered. The Company plans to acquire the solar systems which will power the greenhouse/ warehouse facilities from VetaNova Solar Partners, LLC. (“VSP”) at a cost of approximately $1,125,000 per system. As of July 15, 2021 VSP had not constructed any solar systems and had cash of approximately $333,000. VSP will need to raise a significant amount of capital to build the solar systems for the Company.

The Company plans to finance the cost of retrofitting the facility described in (1) above, and acquiring solar system needed to power the facility, with a loan from a lender associated with Colorado’s Commercial Property Assessed Clean Energy Program. Once the facility is operational, the Company plans to sell the facility to an investor and then lease back the facility from the investor. With the proceeds from the sale of this facility, the Company expects to have sufficient funds to construct the facility described in (2) above, and acquire the solar systems required to power the facility. Sequentially using the sale/ lease back financing technique for each greenhouse/ warehouse facility (with the exception of the last facility) the Company expects to have sufficient capital to construct the facilities described in (3) above and to acquire the solar systems for these facilities.

The Company may also finance all or a part of the cost of retrofitting/ constructing greenhouses and warehouses and acquiring solar systems through future offering of the Company’s securities proceeds from the exercise of the Company’s warrants or borrowings from private lenders.

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As of the date of this prospectus the Company did not have any agreements with any person to purchase any of the Company’s securities lend any funds to the Company or purchase and lease back any of the greenhouse/ warehouse facilities which the Company plans to retrofit or construct.

Solar Energy Overview

Solar power is energy from the sun that is converted into thermal or electrical energy. Solar energy is the cleanest and most abundant renewable energy source available. Solar technologies can harness this energy for a variety of uses, including generating electricity, providing light or a comfortable interior environment, and heating water for domestic, commercial, or industrial use.

There are three main ways to harness solar energy: photovoltaic, solar heating and cooling, and concentrating solar power. Photovoltaics generate electricity directly from sunlight via an electronic process and can be used to power anything from small electronics such as calculators and road signs up to homes and large commercial businesses. Solar heating and cooling (SHC) and concentrating solar power (CSP) applications both use the heat generated by the sun to provide space or water heating in the case of SHC systems, or to run traditional electricity-generating turbines in the case of CSP power plants.

Solar energy is a very flexible energy technology: it can be built as distributed generation (located at or near the point of use) or as a central-station, utility-scale solar power plant (similar to traditional power plants). Both of these methods can also store the energy they produce for distribution after the sun sets, using new solar and storage technologies.

In the last decade alone, solar has experienced an average annual growth rate of 48%. Thanks to strong federal policies like the solar Investment Tax Credit, rapidly declining costs, and increasing demand across the private and public sector for clean electricity, there are now nearly 78 gigawatts (GW) of solar capacity installed nationwide, enough to power 14.5 million homes.

The cost to install solar has dropped by more than 70% over the last decade, leading the industry to expand into new markets and deploy thousands of systems nationwide. Prices as of June 2021 are at their lowest levels in history across all market segments.

Solar has ranked first or second in new electric capacity additions in each of the last years. In 2019, 40% of all new electric capacity added to the grid came from solar, the largest such share in history. Solar’s increasing competitiveness against other technologies has allowed it to quickly increase its share of total U.S. electrical generation - from just 0.1% in 2010 to more than 2.5% today.

Homeowners and businesses are increasingly demanding solar systems that are paired with battery storage. While this pairing is still relatively new, the growth over the next five years is expected to be significant. By 2025, more than 25% of all behind-the-meter solar systems will be paired with storage, compared to under 5% in 2019.

Recent Transactions

On May 26, 2021 the Company acquired 29% of the issued and outstanding shares of GrowCo, Inc. as well as membership interests in GrowCo Partners 1, LLC from an unrelated third party. In consideration for the assignment of these securities the Company issued the unrelated third party 4,384,913 shares of the Company’s common stock as well as warrants to purchase an additional 4,384,913 shares of the Company’s common stock. The warrants are exercisable at any time on or before September 30, 2022 at a price of $0.20 per share.

On July 12, 2021, the Company issued 91,072,971 shares of its common stock, as well as warrants to purchase as additional 10,249,375 shares of its common stock, to VitaNova in payment of expenses (amounting to $9,108) paid by VitaNova on behalf of the Company. The warrants are exercisable at any time on or before December 31, 2022 at a price of $0.20 per share. VitaNova then transferred those shares to certain members of VitaNova in exchange for the members interests in VitaNova. John McKowen, the Company’s only Officer and Director and a controlling person of VitaNova, did not receive any of those shares.

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MANAGEMENT

Officers and Directors

Name	Age	Position
John R. McKowen	71	Chief Executive, Financial, and Accounting Officer and a Director

John R. McKowen has been an officer and director of the Company since June 2018. Prior to joining the Company, Mr. McKowen served as the Chief Executive Officer and President of GrowCo Inc., a builder of greenhouses, from May 2014 to May 2016 and again since October 2017. Mr. McKowen was the Chief Executive Officer and Chairman of the Board of Directors of Two Rivers Waters and Farming Company from November 2009 to May 2016.

We believe Mr. McKowen is qualified to act as a director based upon his knowledge of business practices and, in particular, his experience in building greenhouses.

Mr. McKowen is not independent as that term is defined in Section 803 of the NYSE American Company Guide.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their successors are elected or appointed. Our officers are appointed by our board of directors and serve at the discretion of the board.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our directors, to the extent required. Our directors believe that the cost of associated with such committees, has not been justified under our current circumstances. During the year ended December 31, 2020 we did not compensate any person for serving as an officer or a director.

Our Board of Directors has the ultimate responsibility to evaluate and respond to risks facing us. Our Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with our officers.

We have not adopted a Code of Ethics which is applicable to our principal executive, financial, and accounting officers and persons performing similar functions since we only have one executive office.

Holders of our common stock can send written communications to our entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to our corporate office. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

A security holder communication not sent to the Board of Directors as a whole is not relayed to Board members which did not receive the communication.

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Executive Compensation

Our executive officers will be compensated through the following three components:

●	Base Salary

●	Short-Term Incentives (cash bonuses)

●	Long-Term Incentives (equity-based awards)

●	Benefits

These components provide a balanced mix of base compensation and compensation that is contingent upon our executive officer’s individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. We want to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. We believe that our shareholders are best served when we can attract and retain talented executives by providing compensation packages that are competitive but fair.

Base Salaries

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other publicly traded mining companies of comparable size. The executive officer’s respective responsibilities, experience, expertise, and individual performance are considered.

Short-Term Incentives

Cash bonuses may be awarded at the sole discretion of the Board of Directors based upon a variety of factors that encompass both individual and company performance.

Long-Term Incentives

Equity incentive awards help to align the interests of our employees with those of our shareholders. Equity based awards are made under our Equity Incentive Plan. Options are granted with exercise prices equal to the closing price of our common stock on the date of grant and may be subject to a vesting schedule as determined by the Board of Directors who administer the plan.

We believe that grants of equity-based compensation:

●	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

●	provide focus, motivation, and retention incentive; and

●	provide competitive levels of total compensation

In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees.

13

Compensation Table

The following table sets forth in summary form the compensation received by our Chief Executive Officer for the fiscal year ended December 31, 2020:

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total

John R. McKowen	2020	–	–	$8,811	–	–	$8,811
Chief Executive, Financial	2019	–	–	–	–	–	–
and Accounting Officer

Louise Lowe	2020	–	–	$302	–	–	$302
Secretary	2019	–	–	–	–	–	–

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	The value of all stock awarded during the periods covered by the table is calculated according to ASC 718-10-30-3 which represented the grant date fair value.

(4)	The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.

(5)	All other compensation that could not be properly reported in any other column.

Ms. Lowe resigned as an officer and director on February 5, 2021.

Since our inception, we have not compensated any person for acting as a director.

The following shows the amount we expect to pay to Mr. McKowen and the amount of time Mr. McKowen expects to devote to our business during the year ending December 31, 2021.

Projected Monthly	Percent of Time to Be
Compensation	Devoted to our Business

$7,500	100%

Transactions with Related Parties

On December 1, 2020 John R. McKowen was issued 88,107,690 shares of the Company’s common stock and Louise Lowe was issued 3,019,455 shares of the Company’s common stock for services rendered and valued at $0.0001 per share. A total of 29,369,230 shares owned by Mr. McKowen and 1,006,485 shares owned by Mrs. Lowe are subject to repurchase by the Company for a price of $0.0001 per share if the Warrant Performance Metric described below is not satisfied. A total of 29,369,230 shares owned by Mr. McKowen and 1,006,485 shares owned by Mrs. Lowe are subject to repurchase at such price if the Secondary Performance Metric is not satisfied.

The “Warrant Performance Metric” will be satisfied if Warrants issued in the Company’s 2020 Private Placement are exercised to acquire at least 42,140,266 shares of the Company’s common stock. The “Secondary Performance Metric” will be satisfied if, prior to December 31, 2022, the Company completes a “sale lease back” of a solar powered property and receives gross proceed of a least $6,000,000 from the sale.

On July 15, 2020, the Company and VitaNova Partners, LLC entered into a consulting agreement whereby VitaNova agreed to provide management services until a private placement was completed and the shareholders of the Company could properly elect a board of directors and Company officers could be appointed. VitaNova was paid $456,000 annually for its management services. On December 15, 2020 the consulting agreement was amended to reduce payments to $19,000 a month effective January 1, 2021.

14

PRINCIPAL SHAREHOLDERS

The following table provides information with respect to the expected beneficial ownership of our common stock, of (i) each person or entity that is a beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director and (iii) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Owned		Percent of Outstanding Shares
John R. McKowen	88,107,690		24.9%
335 A Josephine St.
Denver, Colorado 80206

VitaNova Partners, LLC	56,052,837	(1)	15.8%
335 A Josephine Street
Denver, CO 80206

Prasil Family Matters, LLC
7275 N. Scottsdale Road
Paradise Valley, AZ 85253	39,137,327		11.1%

Jon D. & Linda W. Gruber Trust
300 Tamal Plaza, Ste 280
Corte Madera, CA 94925	36,650,603		10.4%

I. Wistar Morris
19 Pond Lane
Bryn Mawr, PA 19010	19,998,386		5.7%

RM Materials, LLC
516 W. Colorado Ave.
Colorado Springs, CO 80905	61,510,800		17.4%

All officers and directors
as a group (one person)	144,160,527		40.8%

(1) VitaNova is controlled by Mr. McKowen.

15

Exchange Offer

VetaNova Solar Partners, LLC (“VSP”) has both Common and Preferred Membership interests outstanding. The Company owns approximately 60% of the outstanding Common Membership interests and none of the outstanding Preferred Membership interests of VSP.

When VSP sold Preferred Membership interests to its investors, the persons who acquired Preferred Membership interests in VSP were given the right to exchange their membership interests in VSP for shares of the Company’s common stock and warrants. Accordingly, by means of this prospectus, the Company is offering 7.5 shares of its common stock and 7.5 warrants for each Preferred Membership interest in VetaNova Solar Partners, LLC (“VSP”). Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $0.20 per share at any time on or before September 20, 2022. The Company would issue 37,888,461shares of common stock and 37,888,461warrants if all Preferred Membership interests are exchanged for shares of the Company’s common stock and warrants.

The Preferred Membership interests are entitled to priority distributions equal to 80% of solar investment tax credit and bonus depreciation for commercial solar illumination and solar property.

If a member of VSP exchanges a Preferred Membership Interest in VSP for shares of the Company’s common stock and warrants the member will recognize a taxable gain or loss based upon the value of the Company’s common stock and warrants received at the time of the exchange verses the member’s tax basis in the Preferred Membership interest.

The forgoing does not address ant U.S. state or local or foreign tax consequence of the exchange.

We have not requested and no not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel regarding the tax consequences of the exchange under U.S. tax laws. As a result, the forgoing is not binding on the Internal Revenue Service or the courts, and we cannot assure you that the IRS or a court will not take a contrary position.

Members of VSP that are interested in exchanging their Preferred Membership interests should consult their tax advisors concerning the tax consequences of the exchange to their personal tax situation.

As of the date of this Prospectus the Preferred Membership Interests in VSP were held by 16 persons.

The exchange offer is not contingent upon any fixed number of Preferred Membership Interests being tendered,

The exchange offer will be open for a period ending six months after the date of this prospectus, unless the Company, by written notice to the holders of the Preferred Membership Interests, extends the exchange offer.

Any person that wants to exchange Preferred Membership Interest for shares of the Company’s common stock and warrants should send a letter to the Company indicating the number of Preferred Membership Interests to be exchanged.

A person is not required to exchange all of their Preferred Membership Interests for shares of the Company’s common stock and warrants.

Certificates for shares of the Company’s common stock and warrants will be sent to holders of the Preferred Membership Interests within ten days of receipt of the instruction letter.

16

Selling Shareholders

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares are referred to as the “selling shareholders”.

We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them. The warrants are exercisable at a price of $0.20 per share and expire between September 30, 2022 and December 31, 2022.

	Shares	Shares Issuable Upon Exercise	Share Shares to be Sold	Percentage Ownership after this	Ownership after this
Name	Owned	of Warrants	in this Offering(1)	Offering	Offering

Prasil Family Matters, LLC	39,137,327	11,772,400	24,818,176	14,319,151	4%

Jon D. & Linda W. Gruber Trust	36,650,603	11,472,535	12,216,868	24,433,735	6.9%

I. Wistar Morris	19,998,386	5,000,000	8,999,677	10,998,709	3.1%

Martha Morris	431,079	-	143,693	287,386	*

Eleventh Generation	419,457	-	139,819	279,638	*

Cotswold Foundation	1,336,080	-	267,216	1,068,864	*

Mark E. Anderson MD Trust	10,220,898	3,213,677	6,620,643	3,600,255	1%

Samuel W. Morris Jr.	1,895,115	587,810	1,219,515	675,600	*

Terry Gruber	776,731	500,000	842,244	-	-

Wayne Harding	268,300	268,300	357,733	-	-

Michael Harnish	396,100	396,100	528,133	-	-

Michael Harnish IRA	1,127,088	-	375,696	751,392	*

Michael & Linda Harnish Revocable Trust	230,850	-	76,950	153,900	*

David Marshall	245,779	-	300,486	-	-

Peter Ammentop	376,458	175,000	300,486	75,972	*

Bill Reeb	188,229	87,500	281,756	-	-

John P. Brooks IRA	352,967	164,063	281,756	71,211	*

Jeanne Brooks	188,229	87,500	50,243	137,986	*

James Lee Wagner	10,249,375	5,124,688	15,374,063	-	-

RM Materials, LLC	61,510,800	20,503,600	20,503,600	41,007,200	11.6%

Two Rivers Water & Farming
Company	4,384,913	4,384,913	6,577,369	-	-

Louise Lowe	3,019,455	-	1,006,485	2,012,970	*

George McCaffrey	9,495,700	-	3,165,233	6,330,467	1.8%

Mike McCullough	855,510	-	285,170	570,340	*

Russ Coppock	1,761,350	-	587,117	1,174,233	*

Heather Burshten	666,667	-	222,222	444,445	*

Jan McCaffrey	500,000	-	166,667	333,333	*

*	Less than 1%

(1)	Represents any combination of shares owned as of the date of this prospectus and shares issuable upon exercise of warrants.

17

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person

Prasil Family Matters, LLC	Thomas Prasil

Jon D. & Linda W. Gruber Trust	Jon D. and Linda W. Gruber

Eleventh Generation	I. Wistar Morris

Cotswold Foundation	I. Wistar Morris

Michael Harnish Trust	Michael Harnish

Mark E. Anderson MD Trust	Mark E. Anderson

Michael & Linda Harnish Revocable Trust	Michael and Linda Harnish

RM Materials, LLC	Richard Kwesell

Two Rivers Water & Farming Company	Greg Harrington

To our knowledge, no selling shareholder is affiliated with a securities broker.

The shares of common stock may be sold by the selling shareholders by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions.

18

Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 of the Securities and Exchange Commission.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a “distribution” of the securities owned by the selling shareholder, the selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 500,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversions, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

We have not paid any dividends and we do not plan on paying any dividends in the foreseeable future.

19

Warrants

Each Warrant to be issued by means of this prospectus allows the holder to purchase one share of our common stock at an exercise price of $0.20 per share at any time on or before December 31, 2022.

Other provisions of the Warrants:

1. Unless exercised within the time provided for exercise, the warrants will automatically expire.

2. The exercise price of the warrants may not be increased during the term of the warrants, but the exercise price may be decreased at the discretion of the Company’s Board of Directors by giving each warrant holder notice of such decrease. The exercise period for the warrants may be extended by the Company’s Board of Directors giving notice of such extension to each warrant holder of record.

3. There is no minimum number of shares which must be purchased upon exercise of the warrants.

4. The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock split, stock dividend, reclassification, capital reorganization or merger.

5. The holders of the warrants have no voting power and are not entitled to dividends. In the event of the liquidation or dissolution of the Company, holders of the warrants will not be entitled to participate in the distribution of the Company’s assets.

Transfer Agent

Old Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

LEGAL MATTERS

Hart and Hart, LLC of Denver, Colorado has passed upon the validity of our common stock offered by this Prospectus.

EXPERTS

Our financial statements as of December 31, 2020 and 2019 and for the periods then ended have been audited by BF Borgers CPA PC, our independent registered public accounting firm, as set forth in their report which is part of this Prospectus. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

The Company’s Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company’ who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

20

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

21

VETANOVA INC

Financial Statements

For the Years Ended December 31, 2020 and 2019

22

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of VETANOVA INC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of VETANOVA INC as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2020
Lakewood, CO
March 25, 2021

F-1

VETANOVA INC

FINANCIAL STATEMENTS

Condensed Balance Sheets for the Twelve Months ending December 31, 2020 and December 31, 2019

	As of December 31,
	2020	2019
ASSETS
Current Assets
Cash	$-	$-
Receivables - net	-	-
Prepaid expenses	13,734	734
Due from related party	51,179	-
Other current assets	-	-
Total Current Assets	64,913	734

Long Term Assets
Property, equipment and software, net	-	-
Other long term assets	-	-
Total Long Term Assets	-	-
TOTAL ASSETS	$64,913	$734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$-	$10,729
Accrued liabilities	11,925	-
Current portion of notes payable	-	-
Related party - VitaNova Partners LLC	-	6,514
Other current liabilities	-	-
Total Current Liabilities	11,925	17,243
Notes Payable, net of current portion	-	-
TOTAL LIABILITIES	11,925	17,243
Commitments & Contingencies (Notes 5, 6)
Stockholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 194,971,866 and 626,989 shares issued and outstanding on December 31, 2020 and December 31, 2019, respectfully	68,694	49,260
Additional paid-in capital	298,322	(49,260)
Accumulated (deficit)	(314,028)	(16,509)
TOTAL STOCKHOLDERS’ EQUITY	52,988	(16,509)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$64,913	$734

The accompanying notes to condensed financial statements are an integral part of these statements.

F-2

VETANOVA INC

FINANCIAL STATEMENTS

Condensed Statement of Operations for the Twelve Months ending December 31, 2020 and December 31, 2019

	Twelve Months Ended
	December 31,
	2020	2019
Revenue	$13,125	$-
Direct cost of revenue	(13,125)	-
Gross Margin	-	-
Operating Expenses
General and administrative	297,519	4,515
Depreciation and amortization	-	-
Total Operating Expenses	297,519	4,515
Profit (Loss) from Operations	(297,519)	(4,515)
Other Income (Expense)
Other	-	-
Total Other Income (Expense)	(297,519)	-
Net Profit (Loss) Before Taxes	(297,519)	(4,515)
Income Tax (Provision) Benefit	-	-
Net Profit (Loss)	$(297,519)	$(4,515)

(Loss) per Common Share - Basic	$(0.01)	$(0.01)
(Loss) per Common Share - Dilutive	$(0.01)	$(0.01)
Weighted Average Shares Outstanding:
Basic	19,919,780	626,989
Dilutive	19,919,780	626,989

The accompanying notes to condensed financial statements are an integral part of these statements.

F-3

VETANOVA INC

FINANCIAL STATEMENTS

Condensed Statement of Cash Flows for the Twelve Months ending December 31, 2020 and December 31, 2019

	Twelve Months Ended
	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net Loss	$(297,519)	$(4,515)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation & amortization	-	-

Stock issued for services	15,924	-
Net change in operating assets and liabilities:
(Increase) in prepaid expenses	(13,000)	-
Increase in related party payable	(45,798)	2,515
(Decrease) Increase in accounts payable	(10,728)	2,000
Net Cash Used in Operating Activities	(351,091)	-
Cash Flows from Investing Activities	-	-
Cash Flows from Financing Activities
Sale of units	351,091	-
Cash Flows from Financing Activities	351,091	-
Net Change in Cash & Cash Equivalents	-	-
Beginning Cash & Cash Equivalents	-	-
Ending Cash & Cash Equivalents	$-	$-

The accompanying notes to condensed financial statements are an integral part of these statements.

F-4

VETANOVA INC

FINANCIAL STATEMENTS

Condensed Statement of Changes in Shareholders’ Equity

for the Twelve Months ending December 31, 2020 and December 31, 2019

	Common Stock		Additional
	Shares (000s)	Amount	Paid In Capital	Accumulated (Deficit)	Stockholders’ Equity
Balances, December 31, 2018	627	$49,260	$(49,260)	$(11,994)	$(11,994)
2019 Activity:
Net (Loss)	-	$-	-	(4,515)	$(4,515)
Balances, December 31, 2019	627	$49,260	$(49,260)	$(16,509)	$(16,509)
2020 Activity:
Net (Loss)	-	$-	-	$(297,519)	$(297,519)
Private placement	35,109	$3,511	$347,582	-	$351,093
Stock issued for services	103,623	$10,362	-	-	$10,362
Stock issued to VitaNova Partners LLC	55,613	$5,561	-	-	$5,561

Balances, December 31, 2020	194,972	$68,694	$298,322	$(314,028)	$52,988

The accompanying notes to condensed financial statements are an integral part of these statements.

F-5

VETANOVA INC

Statements of Changes in Stockholders’ Equity

(Unaudited)

	Common Stock		Additional
	Shares (000s)	Amount	Paid In Capital	Accumulated (Deficit)	Stockholders’ Equity
Balances, December 31, 2019	627	$49,260	$(49,260)	(16,509)	$(16,509)
2020 Activity:
Net (Loss)	-	$-	-	(297,519)	$(297,519)
Private placement	35,109	$3,511	347,582	-	$351,093
Stock issued for services	103,623	$10,362	-	-	$10,362
Stock issued to VitaNova Partners LLC	55,613	$5,561	-	-	$5,561
Balances, December 31, 2020	194,972	$68,694	$298,322	(314,028)	$52,988

2021 Q1 Three Month Activity:
Net (Loss)	-	$-	-	(192,804)	$(192,804)
Private placement	20,500	$2,051	202,985	-	$205,036

Balances, March 31, 2021	215,472	70,745	501,307	(506,832)	65,220

The accompanying notes to condensed financial statements are an integral part of these statements.

F-6

VETANOVA INC

Notes to Condensed Financial Statements

For the Years ended December 31, 2020 and December 31, 2019

Note 1 – Organization and Business

VETANOVA INC (“the Company) is in the business of building and operating sustainable photovoltaic (“PV”) solar powered, state of the art, greenhouse facilities which grow high value greenhouse produce.

As its initial development project, the Company expects to purchase, develop and operate four adjoining parcels of approximately 39 acres each, totaling approximately 157 acres in rural Pueblo County, Colorado (“Pueblo Complex”). The Pueblo Complex is currently majority owned by VitaNova Partners, LLC (“VitaNova”). The Pueblo Complex has an existing greenhouse facility consisting of 90,000 sq ft of growing space and 15,000 sq ft of warehouse space, another partially built greenhouse and two parcels of vacant land.

In 2020, VitaNova began acquiring and now owns or controls a supermajority of the preferred or controlling equity interests of the four parcels in the Pueblo Complex. The Pueblo Complex was significantly underpowered with only 300KVA of electrical power and no natural gas available. The lack of power made the initial greenhouse facility unsuitable for its intended purpose. Since acquiring control VitaNova has installed 1500KVA electrical service and is retrofitting the existing greenhouse with electrical environmental equipment that can be solar powered.

The Company received preliminary approval from C-PACE, a Colorado specialized solar financing program developed by federal, state and county governments. The Company is in the process of developing engineering necessary to complete the C-Pace financing application.

The Company recently completed a private placement and raised $556,129 by issuing 55,612,900 common shares along with 55,612,900 2-year warrants exercisable at $0.20 per share. VitaNova and John McKowen (“McKowen”) are considered affiliates and control entities of the Company. The Company currently has no independent directors. Both VitaNova and the Company have a common board member, Mr. McKowen. The Company expects to appoint independent directors after the purchase of Directors and Officers insurance.

On July 5, 2018, Mr. McKowen purchased a control block of 440,000 common shares of the acquired shell and appointed himself as its sole board member and Chief Executive Officer. On July 17, 2020, Mr. McKowen transferred the control block to VitaNova and began restructuring the Company. The Company currently is a non-reporting publicly traded shell on OTC Market Pink Sheets, symbol VTNA. As part of the restructuring, the Company issued 55,612,837 common shares to VitaNova and 29,369,230 common shares to Mr. McKowen, which is proportional to Mr. McKowen’s ownership of VitaNova.

Mr. McKowen was also issued 58,738,460 shares that are subject to repurchase by the Company for a price of $0.0001 per share, of which 29,369,230 shares will be released from repurchase if warrants issued in Company’s recent private placement are exercised to acquire at least 42,140,266 shares of Common Stock; and 29,369,230 shares will be released from repurchase if, prior to December 31, 2022, the Company completes a “sale lease back” of a solar powered property and receives gross proceeds of a least $6,000,000 from the sale. For purposes of federal securities laws, Mr. McKowen is deemed to beneficially own 56,052,837 shares purchased by VitaNova because of his ability to control VitaNova, as an officer and member of VitaNova.

On February 1, 2021, the Company filed a registration statement Form 10 to voluntarily register common stock, par value $0.0001per share of the Company, pursuant to Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act. The Company believes that when the Form 10 becomes effective, 60 days after the Form 10 filing, it will no longer be a shell company

F-7

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

During the years ended December 31, 2020 and December 31, 2019 the Company did not maintain its own bank account. On July 17, 2020, VitaNova acquired a super majority of the Company, which at the time was a shell. At the time, the Company had no assets at, and its operating capital was provided by VitaNova pursuant to a Promissory Note dated August 17, 2020. On September 20, 2020, VitaNova commenced a private placement on behalf of the Company and raised $351,093 during the year ended December 31, 2020. The proceeds from the Company’s capital raise were deposited into VitaNova’s bank account and recorded on the Company’s books as “Due from Related Party.” In 2021, the Company completed its private placement by raising an additional $205,036. Those proceeds were deposited into a Company bank account opened on February 23, 2021.

Due from related party – VitaNova Partners, LLC

VitaNova owns approximately 28.75% of the Company. The Company currently has one director who is also the Company’s Chief Executive Officer as well as the Chief Executive Officer and Secretary of VitaNova.

During 2020, the Company’s funds were held as due the Company in a bank account owned by VitaNova. For the year ended December 31, 2020, VitaNova held $51,179 for the benefit of the Company. For the year ended December 31, 2019, the Company recorded a liability due to a related party, VitaNova, of $6,514 for expenses incurred by the Company but paid by VitaNova.

Revenue and Direct cost of revenue

During 2020, the Company subleased its leased land to an unrelated entity. The subleased revenue is shown as revenue and the associated cost of the sublease is recognized as a direct cost of this revenue.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

F-8

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2020, and December 31, 2019, no accrued interest or penalties are included on the related tax liability line in the balance sheet and no deferred tax asset is recognized.

Net Income (Loss) per Share

Basic net (loss) per share is computed by dividing net income (loss) attributed to VETANOVA available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

As of December 31, 2020, there were no dilutive effect from the warrants issued since it would be anti-dilutive. As of December 31, 2019, there were no warrants or options outstanding.

Accounting for Equity Raise

The Company recently completed a private placement and raised $556,129 by issuing 55,612,900 common shares along with 55,612,900 warrants expiring on September 30, 2022 exercisable at $0.20 per share. During the twelve months ended December 31, 2020, the Company closed on $351,092 in equity and issued 35,109,231 common shares and 35,109,231 warrants. Accounting Standards Codification (“ASC”) requires the Company to first analyze the warrant to determine if the warrant is a liability or equity instrument.

The warrants in the offering qualifies as equity. The issued warrant does not obligate the Company to repurchase its shares by transferring an asset. The warrant does not obligate the Company to settle the warrant by issuing a variable number of shares if the monetary value of the obligation is based on a predetermined fixed amount, variation in something other than the issuer’s stock price, or variations inversely related to the issuers stock price. Therefore, since there is no obligation on behalf of the Company, the warrants should be classified as equity.

The next step is to determine the fair value of the equity unit. The Company’s offering does not meet any of the four areas of ASC 820-10-30-3A requiring a fair value calculation; therefore, fair value equals the actual transaction value. The next step is to compute the fair in order to determine the allocation of value between the common shares and the warrants issued (ASC 815). The Company performed this calculation which gave a value of 50% to the warrant and 50% to the common shares.

F-9

The following variables were used to calculate the warrant value:

●	Annualized volatility of 865%
●	Expected life in years of 1.02
●	Discount rate – bond equivalent (US Treasury 5-year coupon rate) of 0.37%

The common share value was computed by evaluating each equity raise closing date to VTNA’s market stock price to the price issue, which was $0.01/share.

Note 3 – Equity Transactions

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001. The total issued common stock as of December 31, 2020 and December 31, 2019 was 194,971,866 and 626,789 shares, respectfully.

During the year ended December 31, 2020 there were the following equity transactions:

●	91,127,145 shares issued to the Company’s founders, officers and board members;
●	12,495,700 shares issued to the Company’s consultants;
●	55,612,837 shares issued to VitaNova Partners, LLC and
●	35,109,231 shares issued to outside investors.

During the year ended December 31, 2019 there was no equity transactions.

Note 4 – Income Taxes

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on previously deferred foreign income. The Act also created a new minimum tax on certain future foreign earnings. The impact of the Act had no material impact on the Company’s tax liability and deferrals.

We record tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2019, and 2018 we have not recorded any uncertain tax positions in our financial statements. The Company has not filed tax returns for the years ended December 31, 2020, December 31, 2019 and December 31, 2018. Prior to January 31, 2018, there was no financial or taxable transactions since 2011, so the company does not anticipate any material penalties.

Book loss reconciliation to estimated taxable income is as follows:

	2020	2019
Book loss	$(297,519)	$(4,515)
Tax adjustments:
None	-	-
Estimate of taxable income	$(297,519)	$(4,515)

The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. At December 31, 2020 and December 31, 2019, we had no unrecognized tax benefits in income tax expense.

F-10

The components of the deferred tax asset are as follows:

	2020	2019
Current deferred tax asset:
Net operating loss carryforwards	$(83,664)	$(16,509)
Other adjustments:
None	-	-
Total cumulative deferred tax asset	(83,664)	(16,509)
Valuation allowance	83,664	16,509
Effective income tax asset	$-	$-

Income tax provision is summarized below (in thousands):

	2020	2019
Income tax provision:
Current benefit (expense)
Federal
State	$-	$-
Total current	-	-
Deferred benefit (expense)
Federal	62,479	3,467
State	13,127	825
Total deferred	76,254	4,292
Less: Valuation allowance	(72,254)	(4,292)
Total	$-	$-

Effective and stated tax rate:
Federal	21.00%
State	4.63%
Total	25.63%

Cumulative Net Operating Loss Carryforward:
2018	$3,118
2019	4,292
2020	76,254
$83,664

For the years ended December 31, 2020 and December 31, 2019, the deferred tax asset of $80,076 and $16,509, respectively, has a valuation allowance of $83,664 and $16,509, respectively, since management has determined the tax benefit cannot be reasonably assured of being used in the near future. The net operating loss carryforward, if not used, will begin to expire in 2045, and is severely restricted as per the Internal Revenue Code if there is a change in ownership.

F-11

Note 5 – Commitments and Contingencies

The Company has no commitments or contingencies.

Note 6 – Related Party Transactions

VitaNova Partners, which owns approximately 28.75% of VETANOVA, is providing management, including financial oversight, of VETANOVA. As of December 31, 2020 VitaNova Partners owes the Company $65,179 and as of December 31, 2019, VitaNova Partners had advanced $6,514 to the Company.

On July 15, 2020, the Company and VitaNova entered into a consulting agreement whereby VitaNova would provide management services until the current private placement offering is completed and the shareholders of the Company can properly elect an independent board of directors and appoint Company officers. VitaNova is paid $456,000 annually for its management services. Payments are made in 12 monthly installments of $38,000. On December 15, 2020 the consulting agreement was amended to reduce payments to $19,000 a month effective January 1, 2021.

During the year ended December 31, 2020 there were the following equity transactions involving related parties:

●	100,622,845 shares issued to the Company’s founders, officers and board members, and
●	55,612,837 shares issued to VitaNova Partners, LLC.

Note 7 – Subsequent Events

On February 5, 2021, Ms. Louise Lowe resigned as a member of the Company’s board. She had no disagreements with management.

On March 12, 2021, the Company received an additional $205,000 and issued 20,503,600 shares of the Company’s stock and 20,503,600 warrants, with each warrant to purchase one share of the Company’s stock at $0.20/share. The warrants expire on September 30, 2022.

F-12

VETANOVA INC

Interim Condensed Financial Statements

For the Quarterly Periods Ended March 31, 2021 and 2020

Unaudited

F-13

VETANOVA INC

Condensed Balance Sheets

	As of	Dec 31, 2020
ASSETS	March 31, 2021	(Derived from audit)
Current Assets
Cash and cash equivalents	$158,683	$-
Prepaid expenses	533	13,734
Due from related party - Vita Nova Partners LLC	-	51,179
Other current assets	-	-
Total Current Assets	159,216	64,913
Long Term Assets
Property, equipment and software, net	-	-
Other long term assets	-	-
Total Long Term Assets	-	-
TOTAL ASSETS	$159,216	$64,913

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$-	$-
Accrued liabilities	10,000	11,925
Current portion of notes payable	-	-
Due to related party - VitaNova Partners LLC	83,995	-
Other current liabilities	-	-
Total Current Liabilities	93,995	11,925
Notes Payable, net of current portion	-	-
TOTAL LIABILITIES	93,995	11,925
Commitments & Contingencies (Notes 4)
Stockholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 215,475,502 and 194,971,866 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectfully	70,745	68,694
Additional paid-in capital	501,307	298,322
Accumulated (deficit)	(506,832)	(314,028)
TOTAL STOCKHOLDERS’ EQUITY	65,220	52,988
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$159,216	$64,913

The accompanying notes to condensed financial statements are an integral part of these statements.

F-14

VETANOVA INC

Condensed Statements of Operations

(Unaudited)

	Three Months ended March 31,
	2021	2020
Revenue	$-	$-
Direct cost of revenue	-	-
Gross Margin	-	-
Operating Expenses
General and administrative	192,804	-
Depreciation and amortization	-	-
Total Operating Expenses	192,804	-
Profit (Loss) from Operations	(192,804)	-
Other Income (Expense)
Other	-	-
Total Other Income (Expense)	-	-
Net Profit (Loss) Before Taxes	(192,804)	-
Income Tax (Provision) Benefit	-	-
Net Profit (Loss)	$(192,804)	$-

(Loss) per Common Share - Basic	$-	$-
(Loss) per Common Share - Dilutive	$-	$-
Weighted Average Shares Outstanding:
Basic	196,794,444	626,989
Dilutive	196,794,444	626,989

The accompanying notes to condensed financial statements are an integral part of these statements.

F-15

VETANOVA INC

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash Flows from Operating Activities:
Net Loss	$(192,804)	$-
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation & amortization	-	-
Stock issued for services	-	-
Net change in operating assets and liabilities:
Decrease in prepaid expenses	13,201	-
Increase in related party payable	135,174	-
(Decrease) Increase in accounts payable	(1,926)	-
Net Cash Used in Operating Activities	(46,354)	-
Cash Flows from Investing Activities	-	-
Cash Flows from Financing Activities
Sale of units	205,036	-
Cash Flows from Financing Activities	205,036	-
Net Change in Cash & Cash Equivalents	158,683	-
Beginning Cash & Cash Equivalents	-	-
Ending Cash & Cash Equivalents	$158,683	$-

The accompanying notes to condensed financial statements are an integral part of these statements.

F-16

VETANOVA INC

Notes to Condensed Financial Statements

For the Three Months Ended March 31, 2021 and March 31, 2020

Note 1 – Organization and Business

VETANOVA INC (“the Company) is in the business of building and operating sustainable photovoltaic (“PV”) solar powered, state of the art, greenhouse facilities which grow high value greenhouse produce.

As its initial development project, the Company expects to purchase, develop and operate four adjoining parcels of approximately 39 acres each, totaling approximately 157 acres in rural Pueblo County, Colorado (“Pueblo Complex”). The Pueblo Complex is currently majority owned by VitaNova Partners, LLC (“VitaNova”). The Pueblo Complex has an existing greenhouse facility consisting of 90,000 sq ft of growing space and 15,000 sq ft of warehouse space, another partially built greenhouse and two parcels of vacant land.

In 2020, VitaNova began acquiring and now owns or controls a supermajority of the preferred or controlling equity interests of the four parcels in the Pueblo Complex. The Pueblo Complex was significantly underpowered with only 300KVA of electrical power and no natural gas available. The lack of power made the initial greenhouse facility unsuitable for its intended purpose. Since acquiring control VitaNova has installed 1500KVA electrical service and is retrofitting the existing greenhouse with electrical environmental equipment that can be solar powered.

The Company received preliminary approval from C-PACE, a Colorado specialized solar financing program developed by federal, state and county governments. The Company is in the process of developing engineering necessary to complete the C-Pace financing application.

The Company recently completed a private placement and raised $556,129 by issuing 55,612,900 common shares along with 55,612,900 2-year warrants exercisable at $0.20 per share. VitaNova and John McKowen (“McKowen”) are considered affiliates and control entities of the Company. The Company currently has no independent directors. Both VitaNova and the Company have a common board member, Mr. McKowen. The Company expects to appoint independent directors after the purchase of Directors and Officers insurance.

On July 5, 2018, Mr. McKowen purchased a control block of 440,000 common shares of the acquired shell and appointed himself as its sole board member and Chief Executive Officer. On July 17, 2020, Mr. McKowen transferred the control block to VitaNova and began restructuring the Company. The Company currently is a non-reporting publicly traded shell on OTC Market Pink Sheets, symbol VTNA. As part of the restructuring, the Company issued 55,612,837 common shares to VitaNova and 29,369,230 common shares to Mr. McKowen, which is proportional to Mr. McKowen’s ownership of VitaNova.

Mr. McKowen was also issued 58,738,460 shares that are subject to repurchase by the Company for a price of $0.0001 per share, of which 29,369,230 shares will be released from repurchase if warrants issued in Company’s recent private placement are exercised to acquire at least 42,140,266 shares of Common Stock; and 29,369,230 shares will be released from repurchase if, prior to December 31, 2022, the Company completes a “sale lease back” of a solar powered property and receives gross proceeds of a least $6,000,000 from the sale. For purposes of federal securities laws, Mr. McKowen is deemed to beneficially own 56,052,837 shares purchased by VitaNova because of his ability to control VitaNova, as an officer and member of VitaNova.

On February 1, 2021, the Company filed a registration statement Form 10 to voluntarily register common stock, par value $0.0001per share of the Company, pursuant to Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act. The Company believes that when the Form 10 becomes effective, 60 days after the Form 10 filing, it will no longer be a shell company

F-17

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

During the years ended December 31, 2020 and December 31, 2019 the Company did not maintain its own bank account. In January, 2021, the Company opened a separate bank account; therefore, the cash balance on March 31, 2021 is shown as cash and cash equivalents.

On July 17, 2020, VitaNova acquired a super majority of the Company, which at the time was a shell. At the time, the Company had no assets at, and its operating capital was provided by VitaNova pursuant to a Promissory Note dated August 17, 2020. On September 20, 2020, VitaNova commenced a private placement on behalf of the Company and raised $351,093 during the year ended December 31, 2020. The proceeds from the Company’s capital raise were deposited into VitaNova’s bank account and recorded on the Company’s books as “Due from Related Party.” In 2021, the Company completed its private placement by raising an additional $205,036. Those proceeds were deposited into a Company bank account opened on February 23, 2021.

Due from related party and Due to related party – VitaNova Partners, LLC

VitaNova owns approximately 22.05% of the Company. The Company currently has one director who is also the Company’s Chief Executive Officer as well as the Chief Executive Officer and Secretary of VitaNova.

During 2020, the Company’s funds were held as due the Company in a bank account owned by VitaNova. For the year ended December 31, 2020, VitaNova held $65,179 for the benefit of the Company. The Company

In January, 2021, the Company opened its own bank account.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2020, and December 31, 2019, no accrued interest or penalties are included on the related tax liability line in the balance sheet and no deferred tax asset is recognized.

Net Income (Loss) per Share

Basic net (loss) per share is computed by dividing net income (loss) attributed to VETANOVA available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

As of December 31, 2020, and March 31, 2021, there were no dilutive effect from the warrants issued since it would be anti-dilutive.

Accounting for Equity Raise

The Company recently completed a private placement and raised $556,127 by issuing 55,612,900 common shares along with 55,612,900 warrants expiring on September 30, 2022 exercisable at $0.20 per share. During the twelve months ended December 31, 2020, the Company closed on $351,092 in equity and issued 35,109,231 common shares and 35,109,231 warrants. During the three months ended March 31, 2021, the Company closed on $205,035 Accounting Standards Codification (“ASC”) requires the Company to first analyze the warrant to determine if the warrant is a liability or equity instrument.

The warrants in the offering qualifies as equity. The issued warrant does not obligate the Company to repurchase its shares by transferring an asset. The warrant does not obligate the Company to settle the warrant by issuing a variable number of shares if the monetary value of the obligation is based on a predetermined fixed amount, variation in something other than the issuer’s stock price, or variations inversely related to the issuers stock price. Therefore, since there is no obligation on behalf of the Company, the warrants should be classified as equity.

The next step is to determine the fair value of the equity unit. The Company’s offering does not meet any of the four areas of ASC 820-10-30-3A requiring a fair value calculation; therefore, fair value equals the actual transaction value. The next step is to compute the fair in order to determine the allocation of value between the common shares and the warrants issued (ASC 815). The Company performed this calculation which gave a value of 50% to the warrant and 50% to the common shares.

The following variables were used to calculate the warrant value:

●	Annualized volatility of 865%
●	Expected life in years of 1.02
●	Discount rate – bond equivalent (US Treasury 5-year coupon rate) of 0.37%

The common share value was computed by evaluating each equity raise closing date to VTNA’s market stock price to the price issue, which was $0.01/share.

F-18

Note 3 – Equity Transactions

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001. The total issued common stock as of March 31, 2021 and December 31, 2020 was 215,475,502 and 194,971,866 shares, respectfully.

During the three months ended March 31, 2021 there were the following equity transactions:

●	20,503,600 shares to outside investors, and
●	36 shares as a rounding/true-up issuance to an outside investor.

During the year ended December 31, 2020 there were the following equity transactions:

●	91,127,145 shares issued to the Company’s founders, officers and board members;
●	12,495,700 shares issued to the Company’s consultants;
●	55,612,837 shares issued to VitaNova Partners, LLC and
●	35,109,231 shares issued to outside investors.

Note 4 – Commitments and Contingencies

The Company has no commitments or contingencies.

Note 5 – Related Party Transactions

VitaNova Partners, which owns approximately 22.5% of VETANOVA, is providing management, including financial oversight, of VETANOVA. As of March 31, 2021, the Company owed VitaNova Partners $ 83,995. As of December 31, 2020 VitaNova Partners owed the Company $65,179.

On July 15, 2020, the Company and VitaNova entered into a consulting agreement whereby VitaNova would provide management services until the current private placement offering is completed and the shareholders of the Company can properly elect an independent board of directors and appoint Company officers. VitaNova is paid $456,000 annually for its management services. Payments are made in 12 monthly installments of $38,000. On December 15, 2020 the consulting agreement was amended to reduce payments to $19,000 a month effective January 1, 2021.

During the year ended December 31, 2020 there were the following equity transactions involving related parties:

●	100,622,845 shares issued to the Company’s founders, officers and board members, and
●	55,612,837 shares issued to VitaNova Partners, LLC.

Note 6 – Subsequent Events

RM Materials, LLC was issued 61,511,800 the Company’s common units, of which 41,007,200 VTNA common units were issued on April 5, 2021 and are subject to repurchase by VitaNova Solar Partners, LLC for a price of $0.0001 per VTNA common units. Of the 41,007,400 VTNA common units Common Units subject to repurchase, 20,503,600 VTNA Common Units will be released from repurchase if a contemplated $3,000,000 VTNA private placement is completed by December 31, 2021; and 20,503,600 VTNA Common Units will be released from repurchase if, prior to December 31, 2022, VTNA completes a “sale lease back” of a solar powered property from which VTNA receives gross proceeds of a least $6,000,000.

F-19

PROSPECTUS

VETANOVA, INC.

COMMON STOCK AND WARRANTS

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$3,375
Legal Fees and Expenses	40,000
Blue Sky Fees and Expenses	7,500
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	4,125
Total*	$60,000

* All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

The Nevada Revised Statutes and the Company’s Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

	During the year ended December 31, 2020:	Note
Reference

●	103,622,845 shares issued to management and consultants,	B

●	55,612,837 shares were issued to VitaNova Partners, LLC (“VitaNova”) in consideration for payment of expenses (amounting to $5,561).	B

During 2020 and 2021 the Company sold 55,613,860 Units at a price of $0.01 per Unit to 18 persons. Each Unit consisted of one common share and a warrant to purchase one additional common share at a price of $0.20 per share. The warrants expire on December 31, 2022.	A

In May 2021 the Company acquired 29% of the issued and outstanding shares of GrowCo, Inc. as well as membership interests in GrowCo Partners 1, LLC from an unrelated third party. In consideration for the assignment of these securities the Company issued the unrelated third party 4,384,913 shares of the Company’s common stock as well as warrants to purchase an additional 4,384,913 shares of the Company’s common stock.The warrants are exercisable at any time on or before September 30, 2022 at a price of $0.20 per share.	B

On July 12, 2021 the Company issued 91,072,971 shares of its common stock, as well as warrants to purchase an additional 10,249,375 shares of its common stock, to VitaNova Partners, LLC (VitaNova”) in payment of expenses (amounting to $9,108) paid by VitaNova on behalf of the Company.	B

The warrants are exercisable at any time on or before December 31, 2022 at a price of $0.20 per share. VitaNova then transferred those shares to certain members of VitaNova in exchange for the members’ interests in VitaNova. John McKowen, the Company’s only Officer and Director and a controlling person of VitaNova, did not receive any of those shares. In July 2021 the Company sold 41,007,200 shares of its common stock to an unrelated third party for $4,101.	B

In July 2021 the Company sold 4,116,870 shares of its common stock to five unrelated third parties for services rendered valued at $412.00	B

A.	The Company relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission in connection with the sale of these shares. There was no general solicitation in connection with the sale of these shares. The persons who acquired these securities acquired them for their own accounts. The securities cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid in connection with the sale of these securities.

B.	The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with sale of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company’s operations. There was no general solicitation in connection with the sale of these securities. The persons who acquired these securities acquired them for their own accounts. The securities cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid in connection with the sale of these securities.

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Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with or incorporated by referenced in this Registration Statement:

Item No.	Description
3.1 (1)	Articles of Incorporation
3.2 (1)	Certificate of Amendment
3.3 (1)	Certificate of Amendment
3.4 (1)	Amended and Restated Bylaws
4.1 (1)	Form of Warrant
4.2 (2)	Promissory Note dated August 17, 2020 due to VitaNova Partners LLC
5	Opinion of Counsel
10.4 (1)	Securities Purchase Agreement between VitaNova Inc and the several investors listed therein
10.5 (3)	Management Agreement between VitaNova Inc and VitaNova Partners LLC
10.6 (4)	Modification of Management Agreement between VitaNova Inc and VitaNova Partners LLC
10.7	Agreement to acquire GrowCo Partners 1, LLC (By virtue of this agreement, the Company will acquire the real property owned by GrowCo Partners 1, LLC).
10.8	Agreement to acquire real property owned by GrowCo Partners 2, LLC.
10.9	Agreement to acquire real property owned by GrowCo, Inc.
23.1	Consent of Attorneys
23.2	Consent of Accountants

(1)	Incorporated by reference to the same exhibit filed with the Company’s Registration Statement on Form 10.

(2)	Incorporated by reference to the same exhibit filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

(3)	Incorporated by reference to Exhibit 20.1 filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

(4)	Incorporated by reference to Exhibit 20.2 filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section l0 (a)(3) of the Securities Act:

ii.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933 (the “Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

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4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado on August 3, 2021.

VETANOVA TECHNOLOGIES, INC.

/s/ John R. McKowen
By:	John R. McKowen, Chief Executive, Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. McKowen
John R. McKowen	Chief Executive, Financial, and Accounting Officer and a Director	August 3, 2021

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VetaNova, Inc.

Registration Statement on Form S-1

Exhibits